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                                                                     EXHIBIT 4.1
                                                                     -----------
                                                                TO ANNUAL REPORT
                                                                ----------------
                                                                    ON FORM 20-F
                                                                    ------------







              ----------------------------------------------------


                         RAILWAY BUSINESS RELATED ASSETS


                               PURCHASE AGREEMENT


              ----------------------------------------------------





                                     between





                        GUANGSHEN RAILWAY COMPANY LIMITED





                                       and





                GUANGZHOU RAILWAY GROUP YANGCHENG RAILWAY COMPANY











                                NOVEMBER 15, 2004


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                                TABLE OF CONTENTS



ARTICLE 1   BASIC INTRODUCTION OF THE PARTIES


ARTICLE 2   SCOPE OF PURCHASE


ARTICLE 3   PURCHASE PRINCIPLES AND EMPLOYEE SETTLEMENT


ARTICLE 4 CREDITORS' RIGHTS AND LIABILITIES AND SETTLEMENT OF CONTRACTS UNDER PERFORMANCE


ARTICLE 5   METHOD AND PRICE OF PURCHASE


ARTICLE 6   IMPLEMENTATION OF PURCHASE


ARTICLE 7   ALLOCATION OF EXPENSES INCURRED WITH THE PURCHASE


ARTICLE 8   REPRESENTATIONS AND WARRANTIES


ARTICLE 9   MATTERS FOLLOWING THE CUT-OFF DATE


ARTICLE 10  MATERIAL OPERATION MATTERS


ARTICLE 11  LIABILITY FOR BREACH


ARTICLE 12  AMENDMENT, CANCELLATION AND TRANSFER OF THE AGREEMENT


ARTICLE 13  FORCE MAJEURE


ARTICLE 14  APPLICABLE LAWS AND DISPUTE RESOLUTION


ARTICLE 15  CONDITIONS PRECENDENT TO THE EFFECTIVENESS OF THIS AGREEMENT


ARTICLE 16  MISCELLANEOUS

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This RAILWAY BUSINESS RELATED ASSETS PURCHASE AGREEMENT (this "Agreement") is made by and between the following parties:


TRANSFEROR: Guangzhou Railway Group Yangcheng Railway Company ("Party A")


TRANSFEREE: Guangshen Railway Company Limited ("Party B")


WHEREAS:

     1. Party A is an enterprise owned by the whole people, which is engaged in the railway transportation business from Guangzhou to Pingshi and owns the relevant railway business related assets ("Railway Business Related Assets");


     2. Party A's industrial competent authority and title unit, Guangzhou Railway (Group) Company, has agreed to the transfer of the Railway Business Related Assets by Party A to Party B pursuant to the terms and conditions set forth herein;


     3. Party B intends to launch the initial public offering of its A shares, and acquire the Railway Business Related Assets from Party A by the funds raised and other legal sources of funds pursuant to the terms and conditions set forth herein.


     NOW, THEREFORE, after negotiation, the parties hereby agree as follows:


                   ARTICLE 1 BASIC INTRODUCTION OF THE PARTIES

1.   Party A

     Name: Guangzhou Railway Group Yangcheng Railway Company

     Address: 28 Baiyun Road, Guangzhou

     Legal representative: An Guodong

     Registered capital: RMB7,260,000,000

     Date of establishment: February 24, 1993

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2.   Party B

     Name: Guangshen Railway Company Limited

     Address: 1052 Heping Road, Shenzhen

     Legal representative: Wu Junguang

     Registered capital: RMB4,335,550,000

     Date of establishment: March 6, 1996


                           ARTICLE 2 SCOPE OF PURCHASE

     Party B intends to purchase (the "Purchase") from Party A the Railway Business Related Assets in connection with the railway transportation from Guangzhou to Pingshi (Exhibit I: Rail Line Map), including the railway transportation related assets ("Assets") and the business conducted based on the Assets ("Business"). The Assets shall include, but not limited to, houses, buildings, projects under construction, railway roads, locomotives, vehicles, equipment, investment rights and interests, contract rights and interests and liabilities and creditors' rights occurred in the course of transportation business operation. The Business shall mean the railway transportation business currently conducted by Party A, including railway passenger transportation, railway freight transportation and the business in connection therewith.


     The specific scope of the Purchase shall be subject to the scope specified in the Asset Appraisal Report set forth in Article 5.


              ARTICLE 3 PURCHASE PRINCIPLE AND EMPLOYEE SETTLEMENT

     The parties agree to implement the Purchase contemplated hereby in accordance with the principle of "the assets and employees shall be transferred to the extent that they are related to the business", i.e.: (i) all of Party A's assets related to the railway transportation shall be transferred to Party B;
(ii) the employees listed in Party A's employee list and related to the railway transportation business transferred shall be transferred to Party B; and (iii) the employees listed in Party A's employee list and unrelated to the railway transportation business transferred shall be settled by Party A in its sole discretion.

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                 ARTICLE 4 CREDITORS' RIGHTS AND LIABILITIES AND
                   SETTLEMENT OF CONTRACTS UNDER PERFORMANCE

     In accordance with this Agreement, Party A's creditors' rights and liabilities and rights and obligations under contracts being performed relating to the railway transportation business shall be included in the assets to be purchased and assumed by Party B. As of the appraisal cut-off date set forth in
Article 5 (the "Cut-off Date"), the liabilities included in the scope of the Purchase shall be RMB1,401,482,255.46, and the creditors' rights shall be RMB358,510,786.24, in each case subject to the confirmation by the Asset Appraisal Report set forth in Article 5.

     Party A shall notify the obligors of its creditors' rights included in the scope of the Purchase. Party A shall notify the creditors of its liabilities included in the scope of the Purchase and obtain a letter of undertaking from the creditors, stating their consent to Party B's assumption. With respect to the contracts to be performed by Party B following the Purchase, Party A shall notify other parties to such contracts and obtain a letter of undertaking from such parties, stating their consent to the performance of such contracts by Party B. Party A shall notify the relevant creditors, obligors and the other parties to the relevant contracts within ten (10) days from the adoption of Party B's board resolutions and the approval by the relevant State-owned assets administration authority, and obtain the relevant undertaking or confirmation letters within thirty (30) days.

     While making the notification as described above, Party A shall expressly notify the creditors, obligors and other parties to the contracts that the transfer of the relevant creditors' rights, liabilities and contracts shall be subject to the effectiveness of this Agreement.


                     ARTICLE 5 METHOD AND PRICE OF PURCHASE

     1. Method of Purchase: The parties agree that Party B shall purchase all of Party A's assets and businesses related to the railway transportation at one time;


     2. Price of Purchase: The parties agree that Beijing Pan-China Assets Appraisal Co., Ltd. shall be engaged to appraise the purchased assets in accordance with the principles and scope specified in the "Asset Restructuring Proposal of Yangcheng Railway Company" confirmed by the parties, and that the basic price of the Purchase shall be determined based on the valuation specified in the Asset Appraisal Report filed with the relevant State-owned assets administration authority. The Cut-off Date shall be June 30, 2004 or such other date as reselected later according to the

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revaluation of such assets pursuant to other working requirements, such as the progress of Party B's issuance of A shares. With respect to the business attached to the assets, the parties agree not to make evaluation or appraise the value thereof.

     According to the results of the Asset Appraisal Report issued by Beijing Pan-China Assets Appraisal Co., Ltd. with June 30, 2004 as the Cut-off Date that has not been filed with the relevant State-owned assets administration authority, the appraised value of the purchased assets shall be RB10,264,120,700.

     The base price set forth above shall be adjusted pursuant to Article 9 hereof while implementing the Purchase, and the purchase price shall be determined based on the amount adjusted ("Acquisition Price", and the payment determined based on such price being the "Purchase Price").


                      ARTICLE 6 IMPLEMENTATION OF PURCHASE

     1. The commencement date of implementation of the Purchase contemplated hereby shall be the date on which Party B launches its initial public offering of A shares and all funds raised have been remitted to Party B's bank account and a domestic accounting firm has issued a capital verification report following its verification ("Purchase Commencement Date").

     2. Within five (5) days of the Purchase Commencement Date, Party A shall deliver to Party B the complete asset list and the relevant title certificates, the Purchase certificates, certificates of creditors' rights and liabilities, contracts and all licenses, approval documents, permits in connection with the business and go through the procedures for the handover of assets and businesses. In the event that it is required to go through the amendment and transfer procedures for the relevant assets and businesses by law, Party A shall provide relevant documents and materials to assist Party B in going through such procedures in accordance with such requirements. Party A shall complete the asset and business hand-over procedures for the delivery to Party B within fifteen (15) days of the Purchase Commencement Date, verify the content of the actually delivered assets and businesses as set forth in this Agreement and the Asset Appraisal Report, and execute the written hand-over certificate with Party B.

     3. Party B shall pay 51% of the amount as determined in the Asset Appraisal Report as part of the Purchase Price to Party A within five (5) days of the Purchase Commencement Date.

     4. Within fifteen (15) days of the execution of the written hand-over certificate by the parties and the completion of the audit set forth in Article 9, Party B shall pay

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the remaining part of the Purchase Price to Party A at one time. However, if the funds raised by Party B's issuance of A shares (after deduction of all issuance expenses, including, but not limited to, evaluation, audit, underwriting, legal and public relationship expenses) are not sufficient for full payment of the Purchase Price, Party B shall only pay the amount of the funds raised to Party A as part of the Purchase Price within fifteen (15) days as set forth above, and the shortfall shall be raised by Party B from other legal sources of funds and paid by Party B to Party A within six (6) months from the execution of the written hand-over certificate by the parties and the completion of the audit set forth in Article 9.

     5. Following the date hereof and prior to the execution of the written hand-over certificate by the parties, Party A shall ensure the proper operation of the businesses. In the event of any losses or damages in respect of houses, buildings, projects under construction, railway roads, locomotives, vehicles, equipment incurred in the ordinary course of use thereof, Party A shall be liable to repair, replace and maintain such houses, buildings, projects under construction, railway roads, locomotives, vehicles and equipment, in order to ensure that there be no substantial change to the assets and businesses during such period.

     6. The title or right and risks under the purchased assets shall be transferred upon the parties' hand-over and execution of the written hand-over certificate; provided, however, that, with respect to the purchased assets for which the amendment and transfer procedures shall be gone through, the title or right and risks thereunder shall be transferred upon such amendment and transfer.


           ARTICLE 7 ALLOCATION OF EXPENSES INCURRED WITH THE PURCHASE

     1. The parties agree that the taxes and expenses incurred in the course of the Purchase shall be born pursuant to the tax laws and other relevant laws and regulations or the relevant approval documents of the government. The taxes and expenses for which there are no express provisions under law shall be equally born by the parties.

     2. Unless otherwise provided herein, the costs and expenses incurred in connection with drafting, execution and implementation of this Agreement shall be born by the party incurring such costs and expenses.

     3. The appraisal costs set forth in Article 5 hereof shall be born by Party B.

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                    ARTICLE 8 REPRESENTATIONS AND WARRANTIES

     With respect to the matters as of the Cut-off Date (as defined in Article
9) in connection with the Purchase contemplated hereby, Party A hereby represents and warrants to Party B as follows:


     1.    ACCOUNTING MATTERS

     Party A's accounting report:

     (i) presents truly and fairly Party A's assets, liabilities (including potential and contingent liabilities) and the profits for the accounting period;

     (ii) is in compliance with the requirements under the laws and regulations;

     (iii) has no reservations and will not be affected by other matters, unless expressly disclosed in such report;

     (iv) reflects Party A's financial conditions fully, completely and accurately;

     (v) All of Party A's financial accounts, statements or other accounting records are under Party A's control and reflect Party A's financial conditions truly and fairly.


     2.    FINANCIAL MATTERS

     (i) From the Cut-off Date to the audit base date, Party A has not paid or distributed any profit, or made any similar decision or arrangement;

     (ii) Party A has no other outstanding liabilities (including contingent liabilities), unless disclosed in the accounting report and incurred in the ordinary course of business;

     (iii) The reimbursement of creditors' rights set forth in the accounting report shall be paid no less than the amount listed therein;

     (iv) Unless disclosed in the accounting report, Party A has not entered into any agreement with respect to any guarantee for any third party or any agreement with a nature of subrogation, and the assets transferred are free and clear of any mortgage, lien or any other third party right.


     3.    TAX MATTERS

     (i) Sufficient reserve has been allocated in the accounting report for the taxes payable by Party A;

     (ii) All accounting statements prepared by Party A for tax purposes or any calculation and payment made in connection therewith, have been

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           prepared or made correctly during the period as provided under the relevant tax regulations and are in compliance with the requirements of the taxation authority;

     (iii) Party A has withheld the taxes payable by its employees in accordance with law.


     4.    ASSETS

     (i) The lawful certificates or evidence certifying the title of houses, buildings, projects under construction, railway roads, locomotives, vehicles, equipment included in the scope of the Purchase have been obtained, and possessed or controlled by Party A;

     (ii) The houses, buildings, projects under construction, railway roads, locomotives, vehicles, equipment included in the scope of the Purchase are free and clear of any mortgage or any other third party right or interest.


     5.   LABOR MATTERS

     (i) Party A has made all payments for its employees with respect to any pension, medical insurance, work-related injury insurance in accordance with the relevant laws and regulations;

     (ii) Party A has complied with the relevant national and local labor regulations in accordance with law. Party A has not violated any national or local labor regulations, nor shall Party A be jointly liable for any violation of any labor regulation by any other person.

     Party A shall indemnity and hold harmless Party B against any losses or obligations incurred by Party B with respect to any damages to Party B's interests or any claim by any third party seeking damages or recovery from Party B, resulting from Party A's breach of the representations or warranties described above.


                  ARTICLE 9 MATTERS FOLLOWING THE CUT-OFF DATE

     In the event that there is any change in the assets included in the scope of the Purchase and specified in the Asset Appraisal Report as a result of Party A's business operation or any other reason, the Acquisition Price as determined pursuant to the Asset Appraisal Report shall be adjusted based on the effects that such change might have on the acquirer's interest. The parties agree, within five (5) days of the Purchase Commencement Date, to engage Pan-China Schinda Certified Public

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Accountants ("PSCPA") to conduct a special audit of the change in the purchased assets from the Cut-off Date to the audit base date pursuant to the enterprise accounting rules and Enterprise Accounting System, and determine the effects of such change on the Acquisition price in accordance with the report issued and based on which adjust the Acquisition Price. The principles of adjustment shall be as follows:

     1. In the event that the depreciation shall be provided for with respect to the calculation of the fixed assets included in the scope of the Purchase for the period from the Cut-off Date to the audit base date pursuant to the relevant laws and accounting rules, the total amount of such depreciation shall be deducted form the Purchase Price;

     2. From the Cut-off Date to the audit base date, in the event that there is any loss, destruction or deduction in the assets included in the scope of the Purchase, the determined value of such loss, destruction or deduction with respect to the assets shall be deducted from the Purchase Price;

     3. From the Cut-off Date to the audit base date, in the event that there is any increase in the assets within the normal budge of Party A (including the additional assets increased as a result of the subsequent construction of any project under construction included in the scope of the Purchase and the valuation of which has been determined in the Asset Appraisal Report), upon audit by PSCPA and confirmation by Party B, the Purchase Price shall be increased accordingly;

     4. From the Cut-off Date to the audit base date, in the event that Party A has to build more railway network facilities, such as group stations and connection links, as required by the State or the Ministry of Railways for the unified planning of railway network construction, such facilities shall be purchased by Party B and the method and price of the Purchase shall be determined in a separate supplemental agreement between the parties;

     5. In the event that, pursuant to the domestic enterprise accounting rules and Enterprise Accounting System, there are other matters that are subject to adjustment but not addressed in the principles described above, such other matters shall be handled pursuant to such accounting rules and Enterprise Accounting System.

     The special audit described herein shall be completed within sixty (60) days. The audit base date shall be determined in accordance with the following principles:

     1. If the Purchase Commencement Date is prior to the Fifteenth (15) calendar day of the current month (inclusive), the audit base date shall be the end of last month;

     2.   If the Purchase Commencement Date is after the Fifteenth (15) calendar

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          day of the current month (not inclusive), the audit base date shall be the end of current month.

     In the event that, according to the audit results, the difference between the Acquisition Price and RMB10,264,120,700 is less than "+" or "-" 10%, the parties shall continue to perform this Agreement based on the amount of actual purchase as adjusted. In the event that the difference between the Acquisition Price and RMB10,264,120,700 is more than "+" or "-" 10%, the parties shall negotiate separately on whether to continue the performance of this Agreement. If the parties cannot reach an agreement, either party shall be entitled to terminate this Agreement. For the avoidance of doubt, the Acquisition Price determined based on June 30, 2004 or such other base date as reselected shall be subject to the adjustment of "+" or "-" 10% between the Acquisition Price and RMB10,264,120,700 set forth above.

       Party A shall be entitled to or be liable for any profit and loss incurred in the on-going course of operation of the purchased assets and businesses from the Cut-off Date to the audit base date; and Party B shall be entitled to or be liable for any profit and loss incurred thereafter.


                      ARTICLE 10 MATERIAL OPERATION MATTERS

     1. From the date hereof, Party A shall promptly notify Party B of any proposed material asset disposition or acquisition with a value of more than five million Renminbi (RMB5,000,000) or any material operation matters such as proposed material transaction contract or proposed financing with a value of more than five million Renminbi (RMB5,000,000), and shall not implement such proposed arrangement without the consent of Party B. If Party B believes that any such material operation matter might have an impact on Party A's performance of its obligations hereunder or result in the frustration of the purpose of Party B's purchase in whole or in part, Party B may request Party A not to pursue such material operation matters in writing.

     2. If Party A fails to disclose any material operation matter or comply with Party B's written request, and continues to conduct the material operation that has an adverse impact on Party B's interests, Party B shall be entitled to request Party A to indemnify it against the losses or terminate this Agreement.

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                         ARTICLE 11 LIABILITY FOR BREACH

     1. The parties shall perform their respective obligations hereunder in good faith. In the event that this Agreement cannot be performed, in whole or in part, as a result of either party's breach, the breaching party shall be liable for such breach; and in the event that both parties breach this Agreement, the parties shall be liable for their respective breaches according to their respective actual faults; provided, however, that such liability shall not preclude the right of the non-breaching party from requesting the breaching party to continue to perform.

     2. In the event that Party B delays the payment of the Purchase Price as provided herein, it shall pay liquidated damages in an amount equal to 0.03% of the shortfall each day.

     3. In the event that the purchased assets are subject to any claim by any third party or cannot be delivered for use, or no title transfer procedures can be gone therefor, as a result of lack of lawful title certificates or existence of any third party rights such as mortgage and pledge, Party B may request Party A to continue to perform or refuse to accept such assets and deduct the payment of such assets from the Purchase Price payable. Party B may also request Party A to indemnify it against all losses resulting therefrom, including, but not limited to, losses of expected profits.

     4. In the event that Party B cannot conduct the business or its conduct of business is limited following the Purchase as Party A has not obtained the relevant licenses, approval documents, permits with respect to the purchased businesses, Party B may request Party A to indemnify it against all losses as a result thereof, including, but not limited to, losses of expected profits.


               ARTICLE 12 AMENDMENT, CANCELLATION AND TRANSFER OF
                                 THE AGREEMENT

     1. This Agreement may not be amended or cancelled without the written consent of the parties.

     2. Neither party may transfer any rights or obligations hereunder to any third party in any way without the express written consent of the other party.

     3. Notwithstanding the foregoing, if the conditions precedent to the effectiveness as set forth in Article 15 hereof are not fully satisfied

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          within two (2) years from the date hereof, this Agreement shall be terminated automatically.


                            ARTICLE 13 FORCE MAJEURE

     1. Should a party be prevented from performing its obligations under this Agreement pursuant to the terms as provided herein directly by the occurrence of an event of force majeure, such party shall notify the other party by telephone without delay and, within fifteen (15) days, provide the other party with information explaining the reasons for its inability to perform, or for its delay in performance of, all or part of its obligations under this Agreement and effective supporting documents. Based on the effect of such event on this Agreement, the parties shall decide on the performance hereof through negotiation, and decide whether to release the affected part's legal liability to perform this Agreement.

     2. "FORCE MAJEURE" described above shall mean any event which is unforeseeable by the parties and not due to the parties' faults or negligence and the occurrence and consequences of which cannot be prevented or are unavoidable, including (without limitation) war, earthquake, fire, flood or any other event caused by similar natural force.


                ARTICLE 14 APPLICABLE LAWS AND DISPUTE RESOLUTION

     1. The formation of this Agreement, its validity, interpretation, implementation, and settlement of any disputes arising hereunder shall be governed by the laws of the People's Republic of China.

     2. If a dispute arises in connection with the interpretation or implementation of this Agreement, the parties shall attempt to resolve such dispute through friendly consultations or mediation.

     3. If the dispute is not resolved through friendly consultations within ninety (90) days from the occurrence of the dispute, then any party may bring an action to the competent People's Court.

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                    ARTICLE 15 CONDITIONS PRECENDENT TO THE
                        EFFECTIVENESS OF THIS AGREEMENT

     The conditions precedent to the effectiveness of this Agreement are as follows:

1. This Agreement has been signed by the legal representatives or authorized representatives of the parties and sealed with the parties' corporate seals;

2. Party B has complied with the voting procedures of affiliated transactions pursuant to its articles of association and the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, and obtained the approval of the Purchase hereunder by independent shareholders;

3. Party B has complied with the voting procedures of affiliated transactions pursuant to its articles of association and the Listing Rules of the Hong Kong Stock Exchange, and obtained the approval of the possible affiliated transactions with its controlling shareholders or any subsidiaries thereof following the completion of the Purchase hereunder by independent shareholders;

4. Party A's State-owned assets disposition proposal has been approved by the relevant State-owned assets administration authority;

5. Other legal procedures as required by the relevant provisions under the laws and regulations have been gone through;

6. Party B's domestic initial public offering of A shares has been approved and all funds raised have been remitted to Party B's bank account, the amount of which is no less than 65% of the Acquisition Price;

7. Party B has obtained the National Development and Reform Commission's approval of the pricing for the freight transportation from Guangzhou to Pingshi.

     Party A and Party B agree that Party B shall be entitled to the waiver of the condition precedent set forth in Item 6 above.


                            ARTICLE 16 MISCELLANEOUS

1.   All notices, consents or acknowledgements hereunder shall be in writing.

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2.   Following the effectiveness of this Agreement, if either party's economic interest has been materially adversely affected by the promulgation or implementation of any new law, regulation or decree or the modification or new interpretation of any law, regulation or decree, the parties shall promptly negotiate and make necessary adjustment to protect the benefit to the parties hereunder; provided, however, that the parties may terminate this Agreement through negotiation if such promulgation, implementation, modification or interpretation will cause substantial damages to either party's interest after such adjustment.

3. The "day" or "calendar day" referred to herein shall mean any working day, excluding weekend and lawful holiday.

4. This Agreement is executed in eight (8) copies with equal legal validity, with each party holding two (2) copies and the remaining copies to be filed with or approved by the competent authority or the relevant State-owned assets administration authority


PARTY A: Guangzhou Railway Group Yangcheng Railway Company


LEGAL REPRESENTATIVE OR ITS AUTHORIZED REPRESENTATIVE:



PARTY B: Guangshen Railway Company Limited


LEGAL REPRESENTATIVE OR ITS AUTHORIZED REPRESENTATIVE: